Exhibit 10.27

LOAN AGREEMENT

This Loan Agreement (the “Agreement”), dated as of April 30, 2010, is by and between M&I Marshall & Ilsley Bank (the “Bank”) and Aerosonic Corporation, a Delaware corporation (“Borrower”).

RECITALS

A. Borrower has applied to the Bank for the credit facilities described in this Agreement.

B. The Bank is willing to make the Loan (as hereinafter defined) to Borrower, and Borrower is willing to accept the Loan from the Bank, on the terms and conditions set forth herein and as provided for in the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

DEFINITIONS

Unless otherwise defined in this Agreement, each of the following terms shall have the following respective meanings:

“Account(s)” means a trade account, account receivable, other receivable or other right to payment for goods sold or services rendered owing to Borrower from an unaffiliated third-party.

“Borrowing Base” means the lesser of (a) the Revolving Credit Limit or (b) the sum of (i) up to eighty percent (80% ) of the aggregate amount of Eligible Accounts; plus (ii) eighty percent (80%) of the aggregate amount of Finished Goods Inventory; plus (iii) fifty percent (50%) of the aggregate amount of Raw Materials Inventory, with the aggregate total inventory of (ii) and (iii) not to exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000).

“Change in Control” means the acquisition by any Person, or two (2) or more Persons acting in concert, including without limitation any acquisition effected by means of a merger or consolidation, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act, as amended) of fifty percent (50%) or more of the outstanding shares of voting stock of the applicable Person. For purposes of making such calculation, in the case of Borrower, but not any Subsidiary, an “acquisition” does not include a transfer of shares by a shareholder or his estate to members of his immediate family (spouse, children, grandchildren, spouses of children or grandchildren) or to trusts for the benefit of the shareholder or members of his immediate family.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date of the Closing, being the date of this Agreement.

“Collateral” means the collateral for the Loan described in Section 6 of this Agreement.

“Collateral Assignment of Rents and Leases” means the Collateral Assignment of Rents and Leases delivered by Borrower and Guarantors, as applicable, in favor of the Bank pursuant to Section 9.5 of this Agreement.

“Consolidated Net Income” means, for any period, the consolidated net after-tax income (or loss) of Borrower for such period determined in accordance with GAAP consistently applied;

provided that in determining Consolidated Net Income hereunder, the following items shall be excluded: (a) gains (and losses) from the sale or disposition of assets outside of the ordinary course of business, extraordinary items (determined in accordance with GAAP consistently applied), and discontinued operations, (b) income (and losses) of any Person (other than Subsidiaries of Borrower) in which Borrower has an ownership interest, unless received by Borrower in a cash distribution, (c) non-cash charges for equity awards expense, (d) income (and losses) of any Person realized prior to the date it became a Subsidiary of Borrower or is merged into or consolidated with Borrower or prior to the date such Person’s assets are acquired by Borrower, and (e) any other item to the extent mutually agreed by the parties.

“Contingent Obligation” means any agreement, undertaking or arrangement by which a Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract, or the obligations of any such Person as a general partner of a partnership with respect to the liabilities of the partnership.

“EBITDA” means Consolidated Net Income, plus income or similar taxes, plus interest expense, plus depreciation, depletion, and amortization.

“Eligible Accounts” means all Accounts of Borrower (on a consolidated basis), which contain selling terms and conditions acceptable to the Bank in its reasonable credit judgment. The net amount of any Eligible Accounts against which Borrower may borrow shall exclude all returns, discounts, credits and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include (a) Accounts with respect to which the account debtor is an employee or agent of Borrower; (b) Accounts with respect to which the account debtor is a Subsidiary of, or affiliated with, Borrower, or its shareholders, officers or directors; (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the account debtor may be conditional; (d) Accounts with respect to which the account debtor is not a resident or domiciliary of the United States, except to the extent such Accounts are supported by insurance, bonds or other assurances satisfactory to the Bank; (e) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by account debtor to Borrower, to the extent of the charges for goods and services; (f) Accounts which are subject to dispute, counterclaim or setoff (but only for the portion of the Account subject to dispute, setoff or counterclaim); (g) Accounts with respect of which the goods have not been shipped or delivered or the services have not been rendered to the account debtor except to the extent that payment is due because of Borrower’s performance (e.g., progress billings or partial performance); (h) Accounts with respect to which the Bank, in its reasonable credit judgment, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory, provided that no Accounts shall be excluded under this clause unless and until the Bank provides at least five (5) business days prior notice of its determination; (i) Accounts of any account debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency or debtor-in-relief acts; or who has had appointed a trustee, custodian or receiver for the assets of such account debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails to generally pay its debts (including its payrolls) as such debts become due; (j) Accounts which have not been paid in full within ninety (90) days from the invoice date; (k) Accounts that are not subject to a perfected first priority security interest in favor of the Bank and not otherwise free and clear of all other Liens, other than Permitted Liens; (l) the entire balance of any single account debtor whenever the portion of the Account over ninety (90) days past due is in excess of thirty percent (30%) of the total due Borrower from such account debtor; and (m) Accounts payable by the United States government (or any agency or department thereof) in excess of an aggregate of Five Hundred Thousand and No/100 Dollars ($500,000).

“Equipment LOC Credit Limit” means Seven Hundred Thousand and No/100 Dollars ($700,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Finished Goods Inventory” means at any time, all of Borrower’s Inventory, except: (a) Inventory which is not subject to a perfected first priority security interest in favor of the Bank and not otherwise free and clear of all other Liens; (b) Inventory which the Bank, in its sole discretion, deems to be obsolete, unsalable, damaged, defective or unfit for further processing; (c) works in progress; (d) Inventory stored offsite for which the Bank cannot obtain a landlord waiver or which is not insured by Borrower; and (e) Inventory in transit from vendor/supplier if such Inventory is uninsured. For purposes of ascertaining the value of Finished Goods Inventory, all Inventory shall be valued at lower of cost or market.

“Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of cash interest expense, lease expense, rent expense, scheduled principal amortization actually paid to the Bank during the measuring period (excluding any principal payments under the Revolving Line of Credit Note and the Subordinated Debt), and scheduled payments on capitalized lease obligations during the measuring period.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof. If there are changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants and make all other financial determinations under this Agreement, without giving effect to any such change, until such time that the parties agree to amend the financial covenants and other provisions relating to financial determinations to account for the effect of such changes to GAAP in a mutually acceptable manner.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any taxing authority or political subdivision) or any instrumentality or officer thereof (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other Person directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Guarantors” means Avionics Specialties, Inc. and OP Technologies, Inc.

“Guaranty” means the unlimited, unconditional guaranty delivered by each of Avionics Specialties, Inc. and OP Technologies, Inc. in favor of the Bank pursuant to Section 9.4 of this Agreement.

“Hazardous Substance(s)” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

“Indebtedness” means such Person’s (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade); (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations which are evidenced by notes, acceptances, or other instruments; (e) any lease which would, in accordance with GAAP, and generally accepted auditing standards, either be required to be accounted for and reflected as a capital lease on a balance sheet or otherwise be disclosed as such in a note to such balance sheet; (f) Contingent Obligations; (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit; and (h) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Rate Floor” means four percent (4.0%).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and analogous provisions of future law.

“Inventory” means all of Borrower’s inventory that is held for sale or use in the ordinary course of Borrower’s business and is of good and merchantable quality.

“Lien” means any lien, statutory or otherwise, charge, or encumbrance, and includes (a) any mortgage, pledge, hypothecation, security interest, collateral assignment, or deed of trust; (b) any conditional sale, title retention, consignment, bailment, deposit, escrow, or custodial arrangement; (c) any financing statement under the Florida Uniform Commercial Code or comparable law of any jurisdiction; (d) any assessment, garnishment, attachment, levy, execution, or receivership; (e) any charge, recoupment, rebate, right of set off, right of reduction, or equity of redemption; and (f) any lease which would, in accordance with GAAP, and generally accepted auditing standards, either be required to be accounted for and reflected as a capital lease on a balance sheet or otherwise be disclosed as such in a note to such balance sheet.

“Loan” means the loans made to Borrower by the Bank under this Agreement, including, without limitation, the Revolving Line of Credit, the Real Estate Loan, the Term Loan and the Equipment Line of Credit.

“Loan Documents” means this Agreement and all documents required to be executed and delivered by Borrower and Guarantors to the Bank, whether separately or together, in connection with this Agreement, including the Revolving Line of Credit Note, Real Estate Installment Note, Term Note, Equipment Line of Credit Note, Security Agreement, Mortgage, Guaranty and any other documents and instruments referred to in Section 9. Any reference contained in this Agreement to a specific document that is included in the Loan Documents means that document as modified, amended, and/or restated and in legal force and effect at the time.

“Material Adverse Effect” means any change in or effect on the business of Borrower, Guarantor, or Borrower or Guarantors’ assets or properties that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Borrower and Guarantors, taken as a whole.

“Mortgage” means the Mortgage, Security Agreement and Assignment of Rents delivered by Borrower in favor of the Bank pursuant to Section 9.3 of this Agreement.

“Negative Pledge” means the Negative Pledge Agreement delivered by Borrower in favor of the Bank pursuant to Section 9.6 of this Agreement for the Virginia Property.

“Notes” means the Revolving Line of Credit Note, Real Estate Installment Note, Term Note and the Equipment Line of Credit Note, as each may be amended, restated, modified or supplemented and in effect from time to time.

“One Month BBA LIBOR” means the one month British Bankers Association (“BBA”) LIBOR as reported by a major news service selected by the Bank (such as Reuters, Bloomberg or Moneyline Telerate). If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One Month BBA LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for the one month period and reported by the selected news service (the “Index”). The Index is not necessarily the lowest rate charged by the Bank on its loans. If the Index becomes unavailable during the term of the Loan, the Bank may designate a substitute index after notifying Borrower that reasonably approximates the Index. Borrower may request the current Index rate from the Bank at any time. The interest rate change will not occur more often than each first day of each calendar month and will become effective without notice to Borrower.

“Permitted Indebtedness” means:

the Loan and other Indebtedness to Bank;

the Subordinated Debt;

Indebtedness other than the Subordinated Debt existing on the date of this Agreement and disclosed to the Bank on Schedule 1.34;

trade payables incurred in the ordinary course of business, including vendor financing arrangements;

Indebtedness secured by Liens permitted by clause (c) of the definition of Permitted Liens;

contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, overdraft protection, and netting services of banks;

Indebtedness in respect of hedging obligations incurred to hedge the Loan;

contingent Indebtedness arising under performance, surety and other similar bonds issued for the benefit of Borrower;

guarantees of Indebtedness otherwise permitted under this Agreement and guarantees of liabilities and leases of Guarantors incurred or entered into in the ordinary course of business;

Indebtedness not included in the clauses above not exceeding at any time, in the aggregate, One Hundred Thousand and No/100 ($100,000); and

other Indebtedness to which Bank consents in writing from time to time.

“Permitted Lien” means

Liens arising under this Agreement;

Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or any other legislation regarding or pertaining to employee benefits) not yet due, or being contested in accordance with the terms hereof, but only if the existence of such Lien would not be reasonably likely to have a Material Adverse Effect;

Liens (i) that constitute purchase money security interests in any property acquired by Borrower securing Indebtedness so long as such Liens attach only to the property being acquired with the proceeds of such purchase money Indebtedness, and (ii) arising in connection with capitalized lease obligations so long as such Liens only extend to or cover the assets subject to such capitalized lease obligations;

Liens incurred or deposits made in the ordinary course of business of Borrower (i) in connection with worker’s compensation, social security, unemployment insurance and other like laws, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (ii) in connection with sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property, and (iii) for mechanics, materialmen, laborers and suppliers for sums not yet due, or being contested in accordance with the terms hereof, but only if the existence of such Lien would not be reasonably likely to have a Material Adverse Effect;

reservations, easements, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business of Borrower, affecting real property owned by Borrower; provided, that such exceptions do not in the aggregate materially detract from the value of such property or materially interfere with its use in the ordinary conduct of the business of Borrower, and as to any leased properties, the ownership or reversion rights of the owners thereof;

Liens consisting of rights of set-off of a customary nature or banker’s liens on amounts on deposit in accounts of Borrower, whether arising by contract or operation of law, incurred in the ordinary course of business of Borrower;

Liens incurred or deposits made to secure the performance of bids, tenders, leases, trade contracts (other than Indebtedness), public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of Borrower;

Liens on cash or securities deposit in an account maintained by the applicable counterparty under a hedging arrangement permitted under subsection (g) of the definition of Permitted Indebtedness securing Borrower’s obligations under such hedging arrangement;

Liens existing on the date of this Agreement and disclosed to the Bank in Exhibit Schedule 1.35; and

other Liens to which Bank consents in writing from time to time.

“Person” means and includes a natural person including a child; any corporation, general or limited partnership, limited liability company, limited liability partnership, firm, company, trust, syndicate, unincorporated association, joint venture, group, association; the estate of an incompetent or deceased individual; an executor, administrator, guardian, conservator or other legal representative; a custodian, nominee or other individual or entity serving in a representative capacity; two (2) or more individuals having a joint or common economic interest, and all other groups and combinations; and any nation, group of nations, government or governmental department, agency or subdivision including authority, county, district, and municipality.

“Plan” as used in relation to a Person, means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under §412 of the Internal Revenue Code or an employee benefit plan under §3(3) of ERISA, as to which that Person or any member of a controlled group of corporations within the meaning of §414(b) of the Internal Revenue Code which includes that Person may have any liability.

“Proceeding” means any threatened, pending, or completed action, suit, audit, or other type of proceeding, whether civil, criminal, administrative, or investigative, formal or informal, and any appeal thereof, and whether at law, in equity, or before any governmental agency; including actions in contract, strict liability, tort or otherwise, any hearing, inquiry or investigation, any mediation, arbitration or other alternative dispute resolution mechanism; any bankruptcy proceeding or creditor’s reorganization or similar proceedings; and any appellate proceeding in connection with any of the foregoing.

“Property” means the real property located at 1212 N. Hercules Avenue, Clearwater, Florida.

“Raw Materials Inventory” means materials used to assemble Inventory, including purchased and manufactured components and subassemblies. For purposes of ascertaining the value of Raw Materials Inventory, all Raw Materials Inventory shall be valued at lower of cost or market.

“Responsible Officer” means the Chief Executive Officer or Chief Financial Officer or equivalent.

“Requirements of Law,” “required by law,” “in compliance with law,” “in accordance with the requirements of law,” and analogous expressions includes any statute, law, ordinance, rule, or regulation, whether foreign or domestic; court orders and court ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized by law to require the production of information or the taking of testimony.

“Revolving Credit Limit” means Four Million and No/100 Dollars ($4,000,000).

“Security Agreement” means the Security Agreement delivered by Borrower in favor of the Bank pursuant to Section 9.2 of this Agreement.

“Solvent” as used in relation to a Person as of a particular date, means that on that date (a) that Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business; (b) that Person does not intend to, and does not believe that it will, incur debts or liabilities beyond that Person’s ability to pay as those debts and liabilities mature in their ordinary course; (c) that Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which that Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which that Person is engaged or is to engage; (d) the fair value of the assets of that Person is greater than the total amount of liabilities, including contingent liabilities, of that Person; and (e) the present fair saleable value of the assets of that Person is not less than the amount that will be required to pay the probable liability of that Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that that liabilities will be computed at the amount which, in light of all the facts and circumstances existing at that time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Indebtedness owed to Bruce J. Stone, Martin Schaffel and Redmond Family Investments, LLLP evidenced by three 14% Subordinated Notes dated as of May 14, 2009 executed by Borrower in favor of each Subordinated Lender, and three Loan Agreements dated as of May 14, 2009, between Borrower and each Subordinated Lender.

“Subordinated Lender” means the holders of the Subordinated Debt.

“Subordinated Liabilities” means liabilities subordinated to Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

“Subsidiary” as used in relation to a Person, means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which are at the time owned or controlled, directly or indirectly, by such Person or by one or more of its affiliates; (b) any partnership, limited liability company, association, joint venture or other business enterprise more than fifty percent (50%) of the ownership interests having ordinary voting power of which at the time are so owned or controlled; or (c) any other Person which for financial reporting purposes is consolidated or required to be consolidated with Borrower in accordance with GAAP.

“Tax” means all taxes, assessments, and contributions imposed by a Governmental Authority, including (a) Federal, state and local income, sales, privilege, excise, use, charter, capital, documentary stamp and franchise taxes; (b) ad valorem real property taxes, tangible and intangible personal property taxes, and general and special property assessments; (c) amounts required to be withheld from wages and other payments under Federal, state and local law; (d) contributions required to be made under the Federal Insurance Contributions Act; (e) amounts required to be withheld and matching employer contributions for Medicare related payroll taxes; (f) Federal Unemployment Tax Act taxes and analogous state taxes; and (g) interest, late charges, or penalties payable in respect of any of the foregoing.

“Total Stockholders’ Equity” means the value of total assets less total liabilities.

“Virginia Property” means the real property located at 3367 Earlysville Road, Charlottesville, Virginia.

FACILITY I: $4,000,000 REVOLVING LINE OF CREDIT

$4,000,000 Revolving Line of Credit. The Bank agrees to provide a line of credit to Borrower in an amount equal to the lesser of (a) the Revolving Credit Limit; or (b) the Borrowing Base (the “Revolving Line of Credit”) during the availability period described in Section 2.2 below. The Revolving Line of Credit shall be evidenced by a Revolving Line of Credit Note (the “Revolving Line of Credit Note”), which Borrower shall execute and deliver to the Bank at Closing. All advances to Borrower by the Bank under the Revolving Line of Credit Note shall be made by the Bank by deposit to Borrower’s designated account maintained at the Bank.

Availability Period. The Revolving Line of Credit is available between the date of this Agreement and the date which is three hundred sixty four (364) days after the Closing Date (the “RLOC Availability Period”), unless Borrower is in default under this Agreement. Any amount of principal repaid by Borrower during the RLOC Availability Period may again be borrowed by Borrower, provided that the aggregate principal balance outstanding at any time does not exceed the Revolving Credit Limit, subject at all times to the Borrowing Base limitation imposed in Section 2.3 of this Agreement.

Borrowing Base. Borrower shall not request any advance under the Revolving Line of Credit, and the Bank shall not be obligated to fund any such advance request, if, after giving effect to such advance, the outstanding balance under the Revolving Line of Credit Note would exceed the Borrowing Base. If at any time the aggregate advances under the Revolving Line of Credit Note exceed the Borrowing Base (such amount, the “Excess Amount”), Borrower shall repay the Excess Amount within three (3) days after demand from the Bank. The Borrowing Base at any time shall be determined by reference to the most recent borrowing base certificate delivered to the Bank in accordance with Section 12.1(d) of this Agreement.

Interest Rate. Interest on the Revolving Line of Credit Note shall accrue at a rate per year equal to the greater of (a) One Month BBA LIBOR plus 3.00 percentage point(s) or (b) the Interest Rate Floor.

Repayment Terms. Payments of principal and interest due under the Revolving Line of Credit, if not sooner declared to be due in accordance with the provisions of this Agreement, shall be due and payable in accordance with the terms specified in the Revolving Line of Credit Note.

Use of Proceeds. The proceeds of the Revolving Line of Credit shall be used to refinance an existing loan with another institution and for Borrower’s working capital and capital expenditure needs.

FACILITY II: $3,500,000 FIRST REAL ESTATE MORTGAGE LOAN

$3,500,000 First Real Estate Mortgage Loan. The Bank agrees to provide a term loan to Borrower in the amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) (the “Real Estate Loan”). The Real Estate Loan shall be evidenced by an Interest Bearing Installment Note in the principal amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) (the “Real Estate Installment Note”), which Borrower shall execute and deliver to the Bank at Closing.

Interest Rate. Interest on the Real Estate Installment Note shall accrue at a rate per year equal to the greater of (a) One Month BBA LIBOR plus 3.40 percentage point(s) or (b) the Interest Rate Floor.

Repayment Terms. Payments of principal and interest due under the Real Estate Loan, if not sooner declared to be due in accordance with the provisions of this Agreement, shall be due and payable in accordance with the terms specified in the Real Estate Installment Note.

Use of Proceeds. The proceeds of the Real Estate Loan shall be used for refinancing an existing loan with another institution secured by the real property owned by Borrower located at 1212 North Hercules Avenue, Clearwater, Florida, and for working capital and capital expenditure needs.

FACILITY III: $1,900,000 TERM LOAN

$1,900,000 Term Loan. The Bank agrees to provide a term loan to Borrower in the amount of One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000) (the “Term Loan”). The Term Loan shall be evidenced by an Interest Bearing Installment Note in the principal amount of One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000) (the “Term Note”), which Borrower shall execute and deliver to the Bank at Closing.

Interest Rate. Interest on the Term Note shall accrue at a rate per year equal to the greater of (i) One Month BBA LIBOR plus 3.40 percentage point(s) or (ii) the Interest Rate Floor.

Repayment Terms. Payments of principal and interest due under the Term Loan, if not sooner declared to be due in accordance with the provisions of this Agreement, shall be due and payable in accordance with the terms specified in the Term Note.

Use of Proceeds. The proceeds of the Term Loan shall be used for refinancing an existing loan with another institution and for working capital and capital expenditure needs.

FACILITY IV: $700,000 EQUIPMENT LINE OF CREDIT

$700,000 Equipment Line of Credit. The Bank agrees to provide an equipment line of credit to Borrower in the amount of Seven Hundred Thousand and No/100 Dollars ($700,000.00) (the “Equipment Line of Credit”) during the availability period described in Section 5.2 below. The Equipment Line of Credit shall be evidenced by an Equipment Line of Credit Note (the “Equipment Line of Credit Note”), which Borrower shall execute and deliver to the Bank at Closing. All advances to Borrower by the Bank under the Equipment Line of Credit Note shall be made by the Bank by deposit to Borrower’s designated account maintained at the Bank.

Availability Period. The Equipment Line of Credit is available between the date of this Agreement and the date which is three hundred sixty four (364) days after the Closing Date (the “Equipment LOC Availability Period”), unless Borrower is in default under this Agreement. Any amount of principal repaid by Borrower during the Equipment LOC Availability Period may again be borrowed by Borrower, provided that the aggregate principal balance outstanding at any time does not exceed the Equipment LOC Credit Limit. After the expiration of the Equipment LOC Availability Period, Borrower shall not be entitled to any additional advances under the Equipment Line of Credit Note.

Interest Rate. Interest on the Equipment Line of Credit Note shall accrue at a rate per year equal to the greater of (i) One Month BBA LIBOR plus 3.25 percentage point(s) or (ii) the Interest Rate Floor.

Repayment Terms. Payments of principal and interest due under the Equipment Line of Credit, if not sooner declared to be due in accordance with the provisions of this Agreement, shall be due and payable in accordance with the terms specified in the Equipment Line of Credit Note.

Use of Proceeds. Each equipment loan shall be used to purchase equipment for use in Borrower’s business. All equipment acquired with the proceeds of the Equipment Line of Credit shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of the Bank and any Permitted Liens. Each request for a draw on the Equipment Line of Credit Note must be accompanied by a purchase order or invoice for the equipment to be purchased with the proceeds of the Equipment Line of Credit. The amount of each loan shall not exceed eighty percent (80%) of the purchase price of such new equipment, excluding soft costs. Bank acknowledges that Borrower already furnished the Bank with invoices to support $700,000 of draws under the Equipment Line of Credit.

COLLATERAL

Repayment of the Loan and all obligations of Borrower to the Bank under this Agreement, the Notes and the other Loan Documents shall be secured and collateralized by the following:

Personal Property. All of the obligations of Borrower under this Agreement, the Notes and the other Loan Documents shall be secured by a first priority lien on all the personal property, whether tangible or intangible, and assets of Borrower now existing or hereinafter acquired, subject only to Permitted Liens.

Real Property. All of the obligations of Borrower under this Agreement, the Notes and the other Loan Documents shall be secured by a first priority lien on the Property, subject only to Permitted Liens.

Collateral Assignment of Rents and Leases. All of the obligations of Borrower under this Agreement, the Notes and the other Loan Documents shall be secured by all of Borrower’s right, title and interest in and to all present and future rents, income, issues, profits, revenues, royalties, rights and benefits arising now and hereafter from the Property and the Virginia Property.

Guaranty of Subsidiaries. All of the obligations of Borrower under this Agreement, the Notes and the other Loan Documents shall be unconditionally guaranteed by Avionics-Specialties, Inc., a Virginia corporation and wholly-owned subsidiary of Borrower, and OP Technologies, Inc., an Oregon corporation and wholly-owned subsidiary of Borrower. All of the obligations of the Guarantors under the Guaranty shall be secured by a first priority lien on all the personal property, whether tangible or intangible, and assets of the Guarantors now existing or hereinafter acquired.

REPRESENTATIONS AND WARRANTIES

When Borrower executes this Agreement, and until the Bank is repaid in full, Borrower hereby represents and warrants to the Bank that:

Organization; Requisite Power. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Borrower has all requisite corporate power and authority (a) to own and lease its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted; (b) to execute and deliver this Agreement, the Notes, and any other Loan Documents to which it is a party; and (c) to carry out the provisions of this Agreement and any other Loan Documents to which it is a party. Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which a failure to be so qualified or authorized would not have a Material Adverse Effect.

Authorization; Binding Obligation. All corporate action on the part of Borrower and its officers, directors and stockholders necessary for (a) the authorization of this Agreement and the other Loan Documents to which it is a party; and (b) the performance of all obligations of Borrower hereunder and thereunder have been taken. This Agreement, the Notes and the other Loan Documents, when executed and delivered, will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, or other similar statutes, rules, regulations or other laws affecting the enforcement of creditor rights and remedies generally.

Compliance with Law. Borrower is not in violation of or default under (a) any term of Borrower’s certificate of incorporation or Bylaws; (b) any provision of any mortgage, indenture, agreement, instrument, or contract to which it is party or by which it is bound; or (c) to Borrower’s knowledge, any judgment, decree, order, writ, injunction, law, statute, rule, regulation or restriction of any Governmental Authority applicable to it, which violation or default could have a Material Adverse Effect.

Permits and Consents. Borrower has, to its knowledge, all franchises, permits, licenses, authorizations and approvals necessary for the conduct of its business as is now conducted or as proposed to be conducted, the lack of which could have a Material Adverse Effect, and reasonably believes that it can obtain, without undue burden or expense, any other franchises, permits, licenses, authorizations and approvals for the conduct of its business as presently conducted or as proposed to be conducted. No orders, permissions, consents, approvals or authorizations of any Governmental Authority are required to be obtained, and no registrations or declarations with any Governmental Authority are required to be filed, in connection with the execution and delivery of this Agreement and the other Loan Documents.

No Conflicts. The execution, delivery and performance of, and compliance with, this Agreement and the execution and delivery of the Notes and other Loan Documents will not, with or without the passage of time or giving of notice, (a) violate, be in conflict with, or constitute a default under (i) any term of Borrower’s certificate of incorporation or Bylaws, (ii) any provision of any mortgage, indenture, contract, agreement, instrument, or contract to which Borrower is party or by which it is bound, or (iii) any judgment, decree, order, writ, injunction, law, statute, rule, regulation, or restriction of any Governmental Authority applicable to Borrower; or (b) result in (i) the creation of any Lien upon any of the properties or assets of Borrower, other than Liens created by the Loan Documents, or (ii) the suspension, revocation, impairment, forfeiture, or nonrenewal of any franchise, permit, license, authorization, or approval applicable to Borrower, its business, or operations or any of its properties or assets.

Subsidiaries. Except for the Guarantors, Borrower has no other Subsidiaries.

Financial Information; SEC Documents. Borrower has filed all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Borrower was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of such SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Borrower included in such SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Indebtedness. Borrower does not have any Indebtedness, except (a) as set forth on the financial statements of Borrower included in the SEC Documents, and (b) trade payables and normal accruals incurred in the ordinary course of business none of which are more than thirty (30) days past due.

Title to Properties and Assets. Borrower has (a) good and marketable title to its properties and assets (including, without limitation, the properties and assets reflected on the balance sheet included in the most recent financial statement of Borrower included in the SEC Documents), free and clear of all Liens, except for Permitted Liens; and (b) good title to its leasehold estates, subject to no Liens other than Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles, and other properties and assets owned, leased, or used by Borrower are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, ordinary wear and tear excepted, and are sufficient for the conduct of Borrower’s business as now conducted, and as presently proposed to be conducted.

Insurance. Borrower has obtained, and maintained in effect, the insurance coverage required under Section 12.3 of this Agreement.

Litigation. There is no claim, action, suit, proceeding or investigation pending or, to Borrower’s knowledge, currently threatened against Borrower that is reasonably expected to have a Material Adverse Effect. Borrower is not a party or subject to the provisions of any judgment, decree, order, writ or injunction of any court or Governmental Authority. There is no material action, suit, proceeding or investigation by Borrower currently pending or that Borrower intends to initiate.

Taxes. Borrower has timely filed all tax returns, reports, declarations, statements and other information required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by Borrower (the “Tax Returns”). All Taxes due and payable on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that Borrower is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. Borrower has not been advised (a) that any of the Tax Returns have been or are being examined or audited as of the date hereof, (b) that any such examination or audit is currently threatened or contemplated, or (c) of any deficiency in assessment or proposed judgment to its Taxes. Borrower has no knowledge of any liability for any Taxes to be imposed upon its properties or assets as of the date of this Agreement that are not adequately provided for on its financial statements.

ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Borrower has not violated any provision of any Plan maintained or contributed to by it, nor any provision of ERISA, or the Internal Revenue Code that applies to any such Plan, nor has any breach of any fiduciary duty occurred with respect to any such Plan for which Borrower has material liability. No reportable event within the meaning of ERISA has occurred and is continuing with respect to any Plan initiated by Borrower. Borrower has met its minimum funding requirements, if any, under ERISA with respect to each Plan, and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

Government Regulations. No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of the Bank.

Solvency. Borrower is and after consummation of the transactions contemplated by this Agreement will be Solvent. None of the transactions contemplated by this Agreement will be or have been made with an actual intent to hinder, delay or defraud any present or future creditor of Borrower, and Borrower has received fair and reasonably equivalent value in good faith for the grant of the security interests and other Liens effected by the Loan Documents.

Commercial Purposes. The Loan is not a “consumer transaction,” as defined in the Florida Uniform Commercial Code, and none of the collateral for the Loan was or will be purchased or held primarily for personal, family or household purposes.

Patriot Act; Restricted Persons. Neither Borrower nor any Guarantor is listed on the United States Department of Commerce Denied Persons List or Entity List, and neither Borrower nor any Guarantor in relation to this Agreement is acting, directly or indirectly, alone or in conjunction with others, for, on behalf of, or as a facilitator for, any Person listed on the United States Treasury Department’s lists of Specially Designated Nationals, Specially Designated Narcotics Traffickers, or Specially Designated Terrorists, or Blocked Person or for, on behalf of, or as a facilitator for, any Person designated in United States Presidential Executive Order 13224 as a Person who commits, threatens to commit or supports terrorism.

Disclosure. Neither this Agreement (including disclosure schedules) nor any financial statements delivered to the Bank by or on behalf of Borrower or Guarantor in connection with the Loan contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will fail to state a material fact necessary in order to make the statements contained therein or herein not materially misleading.

Advances. Each request for a Loan advance under this Agreement (including, without limitation, any advance request under the Revolving Line of Credit Note or the Equipment Line of Credit Note), without a further writing of any kind constitutes (a) an affirmation by Borrower that all of the representations and warranties of Borrower in this Section 7 remain true and correct as of the date thereof and, unless the Bank is notified to the contrary prior to the disbursement of the requested Loan advance, will be true and correct on the date thereof, and (b) a representation and warranty that the information set forth in each such request in accordance with the requirements of this Agreement is true and correct.

DISBURSEMENT OF LOAN PROCEEDS

In addition to all other conditions precedent stated in this Agreement, the Bank is not obligated to disburse any proceeds of the Loan to Borrower under this Agreement unless each of the following conditions precedent is satisfied, which conditions precedent inure solely to the benefit of and may be waived only in writing by the Bank:

Loan Documents. All Loan Documents shall have been duly executed and delivered to the Bank.

Liens. The Liens in favor of the Bank created by the Security Agreement (including the security agreement delivered by the Guarantors in support of the Guaranty) and Mortgage shall have been duly perfected and shall constitute first priority Liens, and the collateral which is the subject of such Liens shall be free and clear of all Liens, other than Liens in favor of the Bank and Permitted Liens.

No Default. No event of default under this Agreement, the Notes or the other Loan Documents on the part of Borrower or any Guarantor shall exist or be continuing.

Proceeding. There shall be no pending or, to the knowledge of Borrower, threatened Proceeding (a) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (b) which affects or could affect the business, prospects, operations, assets, liabilities or condition, financial or otherwise, of Borrower or any Guarantor, except, in the case of clause (b), where such Proceeding could not reasonably be expected to have a Material Adverse Effect.

Certification. A Responsible Officer shall have certified in writing to the Bank as of the date of any request made by Borrower for an advance under this Agreement, the Notes or the other Loan Documents that all the conditions precedent set forth in this Section 8 have been completely satisfied.

Other Requirements. Borrower shall have satisfied all other requirements and conditions, if any, to the Bank’s obligation to disburse such proceeds specified in this Agreement, and as otherwise commercially reasonably requested by the Bank.

CONDITIONS PRIOR TO CLOSING

In addition to satisfaction in full of the requirements set forth in Section 8, the following conditions precedent shall be completely satisfied prior to the first advance of Loan proceeds under this Agreement, which conditions precedent inure solely to the benefit of and may be waived only in writing by the Bank:

Governing Documents. Borrower and each Guarantor shall have delivered the following to the Bank:

A certificate of the Secretary of State from the state of incorporation of Borrower and each Guarantor, dated as of a date not more than five (5) business days before the Closing Date, with respect to the good standing of Borrower and each Guarantor, and of the Secretary of State or equivalent official of each other jurisdiction where Borrower and each Guarantor is qualified to do business as a foreign corporation, dated not more than five (5) business days before the Closing Date, with respect to such qualification and the good standing of Borrower and each Guarantor in such jurisdiction.

A certificate of the Secretary of Borrower and each Guarantor, dated the Closing Date, certifying (i) an attached copy of the articles or certificate of incorporation; (ii) an attached copy of the Bylaws; (iii) resolutions of the Board of Directors approving this Agreement and the Loan Documents; and (iv) the incumbency of the officers.

Security Agreement. Borrower shall have executed and delivered to the Bank the Security Agreement.

Mortgage. Borrower shall have executed and delivered to the Bank the Mortgage.

Guaranty. The Guarantors shall have each executed and delivered to the Bank the Guaranty along with a security agreement in support thereof, granting the Bank a first priority lien on all the personal property and assets of each Guarantor now existing or hereinafter acquired.

Collateral Assignment of Rents and Leases. Borrower and each Guarantor, as applicable, shall have executed and delivered to the Bank the Collateral Assignment of Rents and Leases.

Negative Pledge. Borrower shall have executed and delivered to the Bank the Negative Pledge.

Opinion of Borrower’s Counsel. Borrower shall cause to be provided to the Bank a written opinion of Borrower’s independent legal counsel, addressed to the Bank, containing opinions reasonably requested by the Bank or its counsel.

Subordination Agreement. The holders of the Subordinated Debt shall have executed and delivered to the Bank a subordination agreement in favor of the Bank with respect to the Subordinated Debt.

Title Insurance. An ALTA lender’s title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000), insuring the Bank’s interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

Insurance. Borrower and each Guarantor shall have delivered to the Bank evidence of insurance coverage, as required in Section 12.3 of this Agreement.

Survey. If required by the Bank or the title insurer, a survey of the real property located at 1212 N. Hercules Avenue, Clearwater, Florida, and the improvements thereon, prepared and certified by a qualified surveyor. Bank acknowledges that the survey of this property furnished to Bank is acceptable to satisfy this condition.

Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank.

FEES AND EXPENSES

Late Fee. To the extent permitted by law, Borrower agrees to pay a late fee in an amount not to exceed five percent (5%) of any payment (other than a principal reduction payment or final balloon payment) that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

Expenses.

Borrower agrees to pay all reasonable out of pocket costs and expenses incurred by the Bank in connection with making the Loan. Such costs and expenses include, but are not limited to, charges for title insurance, recording and escrow charges, appraisal fees, fees for environmental services, and any other reasonable fees and costs for services, including reasonable attorney’s fees; provided, however, the aggregate amount payable to the Bank’s counsel in connection with making the Loan shall not exceed Fourteen Thousand and No/100 Dollars ($14,000), which amount shall be inclusive of any title insurance premium payable to the Bank’s counsel in connection with the Loan.

Borrower agrees to reimburse the Bank for the out of pocket cost of periodic field examinations of Borrower’s books, records and Collateral, and appraisals of the Collateral, at such intervals as the Bank may reasonably require, but not more than once per twelve (12) month period in the absence of an Event of Default. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

DISBURSEMENTS AND PAYMENTS

Disbursements and Payments.

Each payment by Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on Borrower’s statement or at one of the Bank’s banking centers in the United States or by such other method as may be permitted by the Bank.

For any payment under this Agreement made by debit to a deposit account, Borrower will maintain sufficient immediately available funds in the deposit account or availability under the Revolving Line of Credit to cover each debit. If there are insufficient immediately available funds in the deposit account or availability under the Revolving Line of Credit on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

Each disbursement by the Bank and each payment by Borrower will be evidenced by records kept by the Bank.

Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.

COVENANTS

Borrower covenants and agrees, so long as any amount is owed to the Bank under this Agreement, the Notes or any other Loan Document, and until such time as the Bank is repaid in full:

Financial Information. At all times that any debt, liability or obligation is owed to the Bank by Borrower under this Agreement or any of the other Loan Documents, unless the Bank otherwise consents in writing, Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP, consistently applied, and will furnish to the Bank:

Within one hundred twenty (120) days of the fiscal year end, the annual financial statements of Borrower, certified and dated by a Responsible Officer. These financial statements must be audited (with an opinion reasonably satisfactory to the Bank) by Kirkland, Ross, Murphy & Tapp, P.A., or such other Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

Within forty-five (45) days of each quarter, quarterly financial statements of Borrower certified and dated by a Responsible Officer. These financial statements must be reviewed by Kirkland, Ross, Murphy & Tapp, P.A., or such other Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report, and any Form 8-K Current Report within ten (10) days after the date of filing with the SEC.

Within fifteen (15) days after the end of each calendar month, Borrower shall deliver to the Bank a duly completed borrowing base certificate in the form and substance satisfactory to the Bank as of the last day of such calendar month certifying Borrower’s compliance with Section 2.3 of this Agreement and an aging schedule of its accounts receivable and accounts payable, each in a form and detail acceptable to the Bank and certified by a Responsible Officer.

Each financial statement provided to the Bank pursuant to this Section 12.1 shall be accompanied by a certification by a Responsible Officer of Borrower certifying that to his knowledge no Event of Default has occurred under this Agreement or, if an Event of Default has occurred, specifying such default with detail.

Such other information, including non-financial information, as the Bank may from time to time reasonably request.

Financial Covenants.

Total Stockholders’ Equity. To maintain on a consolidated basis Total Stockholders’ Equity equal to at least Seven Million Four Hundred Nineteen Thousand and No/100 Dollars ($7,419,000), which amount shall increase on a quarterly basis in an amount equal to ninety percent (90%) of Borrower’s net income (calculated on a consolidated basis) for such quarter. This amount shall be calculated at the end of each quarterly reporting period for which Bank requires financial statements.

Funded Debt to EBITDA. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.0:1.0. This ratio shall be calculated at the end of each quarterly reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with the last day of that reporting period.

Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.20:1.0. This ratio shall be calculated at the end of each quarterly reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with the last day of that reporting period.

Insurance.

To maintain the following insurance:

All risk property damage insurance on the Collateral for the full insurable value on a replacement cost basis.

If at any time any structure on the Property is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount acceptable to the Bank.

Such other insurance as the Bank in its reasonable judgment may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include windstorm, hurricane, and earthquake insurance, and insurance covering acts of terrorism.

All policies of insurance required by the Bank must be issued by companies approved by the Bank and otherwise be acceptable to the Bank as to amounts, forms, risk coverages and deductibles. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof. The insurance must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, Borrower will deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

If Borrower fails to keep any such coverage in effect while the Loan is outstanding, the Bank may procure the coverage at Borrower’s expense. Borrower will reimburse the Bank, on demand, for all premiums paid by the Bank, which amounts may be added to the principal balance of the Loan and shall bear interest at the default rate provided in this Agreement.

Bank as Principal Depository. Borrower shall maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Compliance with Law. Borrower will comply in all material respects with all Requirements of Law.

Preservation of Rights, Permits. Borrower shall (a) preserve and maintain its corporate existence, rights, franchise and privileges in the jurisdiction of its formation; (b) maintain all registrations, licenses, consents, approvals and authorizations from and with any Governmental Authority necessary or material to the conduct of its business; and (c) qualify and remain qualified as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where a failure to qualify could not have a Material Adverse Effect. Borrower will not engage in any material line of business substantially different from those lines of business carried on by it on the date of this Agreement.

Other Debts. Borrower shall not have outstanding or incur any Indebtedness or become liable for Indebtedness other than Indebtedness owed to the Bank, without the Bank’s written consent, except for Permitted Indebtedness.

Other Liens. Borrower shall not create, assume, or allow any Lien on the Collateral, or any other real or personal property Borrower now or later owns, except: (a) Liens and security interests in favor of the Bank; and (b) Permitted Liens.

Change of Ownership. Borrower shall not cause, permit or suffer any Change in Control.

Additional Negative Covenants. Borrower shall not, without the Bank’s prior written consent: (a) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, other than a wholly-owned subsidiary that becomes a Guarantor of the Loan; (b) sell, assign, lease, transfer or otherwise dispose of any material part of Borrower’s business or Borrower’s assets, except in the ordinary course of Borrower’s business; (c) acquire or purchase a business or its assets; (d) engage in any business activities substantially different from Borrower’s present business; and (e) liquidate Borrower’s business or dissolve itself.

Notices to Bank. Borrower shall promptly notify the Bank in writing of (a) any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default; or (b) any change in Borrower’s name, legal structure, state of incorporation, place of business or chief executive office if Borrower has more than one place of business.

Books and Records. Borrower shall maintain adequate books and records and allow the Bank and its agents, at the Bank’s expense and after reasonable advance notice to Borrower, to examine, audit and make copies of books and records at any reasonable time. If any of Borrower’s books or records are in the possession of a third party, Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits and to respond to the Bank’s requests for information concerning such books and records.

Landlord Lien Waiver. Within thirty (30) days following the Closing Date, Borrower shall deliver to Bank an executed and delivered agreement waiving and releasing or subordinating any landlord lien with respect to any leased or rented premises on which Collateral is located.

Performance of Acts. Upon request by the Bank, Borrower shall perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in this Agreement or to carry out the intent of this Agreement.

HAZARDOUS SUBSTANCES

Indemnity Regarding Hazardous Substances. Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

Any Hazardous Substance being present at any time, whether before, during or after any construction, in or around any part of the Property, or in the soil, groundwater or soil vapor on or under the Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance. This indemnity will apply whether the Hazardous Substance is on, under or about any of Borrower’s property or operations or property leased to Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any Hazardous Substance in any such location, which affects the Property or which is brought or commenced against the Bank, whether alone or together with Borrower or any other person, all at Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of Borrower. Borrower’s obligations to the Bank under this Section 13 shall survive termination of this Agreement and repayment of the Loan.

Representation and Warranty Regarding Hazardous Substances. Before executing this Agreement, Borrower researched and inquired into the previous uses and ownership of the Property. Based on that due diligence, Borrower represents and warrants that to the best of its knowledge, except as set forth in Schedule 13.2, no Hazardous Substance has been disposed of or released or otherwise exists in, on, under or onto the Property, except as Borrower has disclosed to the Bank in writing.

Compliance Regarding Hazardous Substances. Borrower has complied, and will comply and cause all occupants of the Property to comply, with all current and future laws, regulations and ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or Hazardous Substances (“Environmental Laws”). Borrower shall promptly, at Borrower’s sole cost and expense, take all reasonable actions with respect to any Hazardous Substances or other environmental condition at, on, or under the Property necessary to (a) comply with all applicable Environmental Laws; (b) allow continued use, occupation or operation of the Property; or (c) maintain the fair market value of the Property. Borrower acknowledges that Hazardous Substances may permanently and materially impair the value and use of the Property. Bank acknowledges the matters described in Schedule 13.2, which shall not constitute an Event of Default under this Agreement.

Notices Regarding Hazardous Substances. Until full repayment of the Loan, Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any Hazardous Substance in or around the Property, or in the soil, groundwater or soil vapor on or under the Property, or that Borrower or the Property may be subject to any threatened or pending investigation by any Governmental Authority under any current or future law, regulation or ordinance pertaining to any Hazardous Substance, other than those matters described on Schedule 13.2.

Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to Borrower, to enter and visit the Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Property. Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing, for up to one time during each 12-month period of the Loan. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with Borrower’s use of the Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from the Bank.

DEFAULT

The occurrence of any one or more of the following events shall constitute an event of default (an “Event of Default”) under this Agreement:

Failure to Pay. Borrower fails to make a payment under this Agreement and/or the Notes within five (5) business days after the date when due.

Other Default. Borrower or any Guarantor defaults in the performance or observance of any covenant, condition, requirement, provision or agreement contained in this Agreement or any of the other Loan Documents and fails to cure the default within fifteen (15) days after notice of the default from Bank.

Cross Default. Borrower or any Guarantor defaults under any other agreement that Borrower or Guarantor has entered into with the Bank for the payment of Indebtedness in an amount more than Fifty Thousand Dollars ($50,000), other than the Loan, and fails to cure the default within fifteen (15) days after notice of the default from Bank.

Representation or Warranties. Any (a) representation or warranty made or deemed made by or on behalf of Borrower or any Guarantor to the Bank under or in connection with this Agreement or any of the Loan Documents, or (b) any certificate or information delivered by or on behalf of Borrower or any Guarantor to the Bank in connection with this Agreement or any of the Loan Documents, is false in any material respect on the date as of which made or deemed to be made.

Other Indebtedness. Failure of Borrower or any Guarantor, whether separately or together, to pay when due any Indebtedness aggregating in excess of One Hundred Thousand Dollars ($100,000), subject to any permitted grace or cure period; or the default by Borrower or any Guarantor, whether separately or together, in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed (or the occurrence of any other event or existence of any other condition) the effect of which is to cause, or permit the holder, or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, subject to any permitted grace or cure period; or any such Indebtedness of Borrower or any Guarantor, whether separately or together, is declared to be due and payable, or required to be prepaid, or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Borrower or any Guarantor, whether separately or together, fails to pay, or admits in writing its inability to pay, its debts generally as they become due.

Insolvency; Voluntary Proceedings. Borrower or any Guarantor, whether separately or together, (a) has an order for relief entered with respect to that Person under the Federal bankruptcy laws as now or hereafter in effect, (b) makes an assignment for the benefit of creditors, (c) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for that Person, or any substantial portion of that Person’s Property, (d) institutes any Proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect, or seeking to adjudicate that Person a bankrupt, or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of that Person, or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or fails to file an answer, or other pleading denying the material allegations of any such Proceeding filed against it, (e) takes any corporate, or entity action to authorize, or effect any of the foregoing provisions of this Section 14.6, or (f) fails to contest in good faith any appointment, or Proceeding described in Section 14.6.

Insolvency; Involuntary Proceedings. Without the application, approval or consent of the Bank, a receiver, trustee, examiner, liquidator or similar official is appointed for Borrower or any Guarantor, whether separately or together, or any substantial portion of that Person’s property, or a Proceeding described in Section 14.6 is instituted against Borrower or any Guarantor, whether separately or together, and such appointment continues undischarged, or such Proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

Security Agreement; Mortgage; Guaranty; Subordination Agreement. If (a) any of the Security Agreement (including the security agreement delivered by the Guarantors in support of the Guaranty), Mortgage, Guaranty, Negative Pledge, Collateral Assignment of Rents and Leases or Subordination Agreement ceases to be in full legal force and effect, (b) any Guarantor is dissolved or otherwise ceases to exist under the laws of the state of its organization, unless all of its assets are distributed to Borrower or another Guarantor, (c) any Guarantor denies or disaffirms such Person’s obligations under the Guaranty, or (d) any party joining the Subordination Agreement denies or disaffirms its obligations under the Subordination Agreement.

Borrowing Base. If Borrower fails to repay the Excess Amount by the expiration of the applicable cure period.

Lien Priority. The Bank fails to have a valid and enforceable perfected security interest in or lien on the Collateral securing Borrower’s obligations under this Agreement, or such security interest or lien fails to be prior to the rights and interest of all other Liens except for any Liens in favor of the Bank and Permitted Liens.

Judgments. Borrower or any Guarantor, whether separately or together, fails (a) within thirty (30) days to pay, bond or otherwise discharge one or more monetary judgments entered against such Person or orders for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, or (b) to pay, bond or otherwise discharge one or more nonmonetary judgments entered against that Person or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being contested in good faith by an appropriate Proceeding.

Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Loan of Borrower and Guarantors, considered as a whole.

Change of Control. The occurrence of a Change of Control of Borrower.

Government Action. Any Governmental Authority takes action that the Bank reasonably believes materially adversely affects Borrower’s financial condition or ability to repay the Loan.

REMEDIES

If an Event of Default occurs and is continuing, the Bank may:

Acceleration. Declare all amounts previously advanced to Borrower under this Agreement and the Notes, and all interest accrued and unpaid thereon, and all other debts, liabilities and obligations evidenced or secured by this Agreement, the Notes or the other Loan Documents, to be immediately due and payable without presentment, demand, protest or further notice of any kind (all of which hereby are expressly waived), which, unless otherwise provided in the applicable Loan Document, shall thereupon bear interest at five percent (5.0%) over the rate specified for the Loan in this Agreement or the maximum rate of interest allowed by applicable law, whichever lower, and the Bank may thereupon institute Proceedings to collect the same.

Enforcement. Exercise its rights and remedies under the Notes and any of the other Loan Documents, including the Security Agreement (including the security agreement delivered by the Guarantors in support of the Guaranty), Mortgage, Guaranty, Negative Pledge, Collateral Assignment of Rents and Leases and Subordination Agreement.

ENFORCING THIS AGREEMENT; MISCELLANEOUS

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

Successors and Assigns. This Agreement is binding on Borrower and the Bank’s successors and assignees. Borrower agrees that it may not assign this Agreement without the Bank’s prior written consent.

Cross Collateralization/Cross Default. Borrower hereby agrees that an occurrence of an Event of Default(s) under this Agreement shall be deemed a default under any other loan or loan commitment between Borrower and the Bank and that the security for this Loan provided for in Section 6 hereof shall serve as collateral and security for any other loan or loan commitment between Borrower and the Bank.

Payments on Subordinated Debt. Borrower may utilize the proceeds of the Notes to pay principal outstanding under the Subordinated Notes, in accordance with the terms of the Subordination Agreement.

Attorneys’ Fees. Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement, the Notes and the other Loan Documents, and in connection with any amendment, waiver, “workout” or restructuring to any of the foregoing. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection or enforcement of any rights of the Bank in such a case.

Set-Off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all deposits of Borrower held by the Bank against any and all Indebtedness owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement and may be made without prior notice to Borrower or any other party, any such notice being waived by Borrower (on its own behalf and on behalf of each Guarantor) to the fullest extent permitted by law, except to the extent notice is required as a component of the Event of Default. The Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Indemnification. Borrower agrees to indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation, or other Proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any of the Loan Documents, or the use of proceeds of the Loan, or the consummation of any other transactions contemplated in any of the Loan Documents, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other Proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified). The provisions of this section survive the repayment of the Notes and the termination of this Agreement or any of the other Loan Documents for the applicable period of limitations imposed by law.

Documentary Stamp Tax. Borrower agrees to defend, indemnify and hold the Bank harmless from and against any and all liability for documentary excise taxes and intangible taxes (together with all interest, penalties, costs and reasonable attorneys’ fees incurred in connection therewith) that at any time may be levied, assessed, or imposed by the State of Florida or any other Governmental Authority (a) upon the Notes, Security Agreement, Mortgage or any of the other Loan Documents, (b) upon any amendment, extension, or renewal of any of the foregoing, or

(c) upon the Bank by virtue of owning or holding any of the foregoing documents or instruments; all of which shall be secured by the security interest, or other Lien granted by the Security Agreement or Mortgage, as applicable. The provisions of this survive the repayment of the Notes and the termination of this Agreement, or any of the other Loan Documents for so long as any claim may be asserted by the State of Florida or any other Governmental Authority.

Cumulative Remedies. Each and every right, remedy and power granted to the Bank under this Agreement and the other Loan Documents is cumulative and in addition to any other right, remedy or power herein or therein specifically granted, now or hereafter existing in equity, at law, by virtue of statute, by agreement or otherwise, and may be exercised by the Bank from time to time concurrently or independently and as often and in such order as the Bank may deem expedient.

Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (b) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Waiver.

The failure of the Bank (i) to insist upon or enforce strict performance of any provision of this Agreement or any of the other Loan Documents; or (ii) to exercise any right, power or authority under this Agreement, any of the other Loan Documents or any right, power or remedy available to the Bank at law, shall not be construed as a waiver, renouncement or relinquishment of the Bank’s right to assert or rely upon that provision, right, power or authority, and that provision, right, power or authority shall continue in full legal force and effect without waiver, renouncement or relinquishment. No waiver by the Bank of any provision of this Agreement or any of the other Loan Documents shall be binding unless in writing and signed by the Bank. No waiver by the Bank of any provision of this Agreement or any of the other Loan Documents constitutes a waiver of any other provision of this Agreement or such Loan Document, as the case may be, whether or not similar, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided. Any failure or delay on the part of the Bank in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, does not operate as a waiver thereof or affect the Bank’s right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power does not preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

The receipt by the Bank of any sum of money under this Agreement with knowledge of the breach of any term, covenant or provision of this Agreement shall not be deemed a waiver of such breach. No payment by Borrower or receipt by the Bank of a lesser amount than any sum of money herein stipulated shall be deemed to be other than on account of such stipulated sum, nor shall any endorsement or statement on any check, or any letter accompanying any check, be deemed an accord and satisfaction and the Bank may accept such payment or check without prejudice to the Bank’s right to recover the balance of any payment or other monies under this Agreement or pursue any of the remedies under this Agreement and any of the other Loan Documents.

No advance by the Bank to Borrower under this Agreement constitutes a waiver of any of the Borrower’s obligations under this Agreement and the Loan Documents.

Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise. Time is of the essence as to this Agreement, and each of the other Loan Documents, and all of their respective provisions and obligations.

Assignment.

Borrower acknowledges that the Bank is relying solely on the financial and managerial ability of Borrower and its principals in granting and funding the Loan and, therefore, Borrower has no right to assign (any assignment by operation of law shall be deemed for the purposes of this Agreement an assignment by Borrower) any rights under this Agreement.

The Bank may, from time to time, assign in whole or in part, or issue participation interests in and to, all of its rights and interests under this Agreement, the Notes, Security Agreement, Mortgage, Guaranty and the other Loan Documents. In such event, this Agreement shall continue to apply to the Loan, the Notes, Security Agreement, Mortgage, Guaranty and the other Loan Documents. The Bank agrees to give Borrower notice of any such assignment but the failure of the Bank to give such notice shall not affect the validity of any such assignment or any obligations of Borrower or any other Person under this Agreement, the Notes, Security Agreement, Mortgage, Guaranty and the other Loan Documents. Provided the participant or prospective participant agrees in writing to maintain the confidentiality of disclosed information, the Bank may disclose to any participant or prospective participant any information, data or material in the Bank’s possession relating to Borrower, the Loan and Guarantor without the consent of or notice to Borrower, Guarantor or any other Person. In the event of such assignment, it shall be deemed to have been made pursuant to the provisions of this Agreement and not to be in modification of this Agreement and any advances made by any such assignee shall be evidenced and secured by the Notes, Security Agreement, Mortgage, Guaranty and the other Loan Documents.

WAIVER OF JURY TRIAL

The Bank AND Borrower EACH knowingly, voluntarily and intentionally waive any rights it may have to a trial by jury, with respect to any Proceeding based on or arising out of this Agreement, the NOTES, or any of the Loan Documents, including any course of conduct, course of dealings, verbal or written statements, or actions or omissions of any party which in any way relate to the Loan. The parties hereto have specifically discussed and negotiated this waiver and understand the legal consequences of signing this Agreement. This waiver by Borrower and Guarantor is a material inducement for THE Bank’s entering into this Agreement, and THE Bank’s waiver is a material inducement for Borrower’s acceptance of the Loan and the execution and delivery by Borrower and guarantor of the Loan Documents to which such Person is a party. At a party’s request, the other parties will join in asking the court in which suit is pending to try the case and decide all issues, including issues of fact, without a jury.

Jurisdiction; Venue. The validity, construction, enforcement and interpretation of this Agreement shall be governed by the substantive laws of the State of Florida, without application of its conflicts of law principles, and the United States of America. Any action, suit or proceeding arising out of this Agreement shall be brought in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, or in the United States District Court for the Middle District of Florida, Tampa Division, and each party irrevocably consents to and submits to the jurisdiction of those courts, and irrevocably waives any objection which such party now or hereafter may have to the institution of any such suit, action or proceeding in those courts, and further irrevocably waives any defense or claim that such suit, action or proceeding in any such court has been brought in an inconvenient forum or improper venue.

Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge, and Borrower shall not be required to pay, any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.

[Remainder of page left intentionally blank]

The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BANK: M&I MARSHALL & ILSLEY BANK		BORROWER: AEROSONIC CORPORATION

By:	/S/ John Astrab	By:	/S/ Douglas Hillman
Its:		Its:
Name:		Name:

[SIGNATURE PAGE TO LOAN AGREEMENT]

Schedule 1.34/Permitted Indebtedness

None

Schedule 1.35/Permitted Liens

FILED WITH THE DELAWARE SECRETARY OF STATE

DEBTOR	SECURED PARTY	UCC FILING	HISTORY	EXP. DATE	COLLATERAL
Aerosonic Corporation	US Express Leasing, Inc.	62491660		7/19/2011	All items of personal property leased pursuant to that certain Lease Agreement dated June 30, 2006, together with all related software, all additions, attachments, accessories and accessions thereto, and any and all substitutions, replacements or exchanges for any such item of equipment, and any and all insurance and/or other proceeds. 1 Kyocera Mita 5035 copier system, 1 Kyocera Mita 3035 copier system, 1 Konica Minolta bizhub C250 copier system.

Aerosonic Corporation	US Express Leasing, Inc.	20073140398		8/17/2012	All items of personal property leased pursuant to that certain Lease Agreement dated August 10, 2007, together with all related software, all additions, attachments, accessories and accessions thereto, and any and all substitutions, replacements or exchanges for any such item of equipment, and any and all insurance and/or other proceeds. 1 Kyocera Mita 4050 copier.

Aerosonic Corporation	Ervin Leasing Company	20073388781		8/20/2012	Xerox 510DP Digital system & Vidar Surveyor 600e scanner with stand and plus card S/N: MDH642017 & GT67D750024 Subject to Ervin Leasing Company Lease Agreement #146576-02

FILED WITH THE FLORIDA SECRETARY OF STATE

DEBTOR	SECURED PARTY	UCC FILING	HISTORY	EXP. DATE	COLLATERAL
Aerosonic Corporation	Synovus Leasing Company	200190607120	1. Continuation – 10/18/2006	12/20/2011	All equipment covered by Schedule 00001, dated December 15, 2001, to that certain Master Lease Agreement dated June 18, 2001, including the equipment listed on Attachment A, and Debtor’s rights, and interest in such property whether now owned or hereafter existing, and wheresoever located, including all improvements, enhancements, or attachments, all monies or instruments, all accessions, accessories, additions, amendments, attachments, modifications, replacements and substitutions, proceeds and products, all policies of insurance and all books and records.

Aerosonic Corporation	Synovus Leasing Company	200200938531	1. Continuation – 2/26/2007	4/22/2012	All equipment covered by Schedule 00003, dated February 19, 2002, to that certain Master Lease Agreement dated May 23, 2001, including the equipment listed on Attachment A, and Debtor’s rights, and interest in such property whether now owned or hereafter existing, and wheresoever located, including all improvements, enhancements, or attachments, all monies or instruments, all accessions, accessories, additions, amendments, attachments, modifications, replacements and substitutions, proceeds and products, all policies of insurance and all books and records.

Aerosonic Corporation	Synovus Leasing Company	200100153306	1. Continuation – 5/2/2006	7/13/2011	The equipment listed on the attached schedule, including the equipment listed on Attachment A, and Debtor’s rights, and interest in such property whether now owned or hereafter existing, and wheresoever located, including all improvements, enhancements, or attachments, all monies or instruments, all accessions, accessories, additions, amendments, attachments, modifications, replacements and substitutions, proceeds and products, all policies of insurance and all books and records.

Schedule 13.2

In preparation for the sale of its Earlysville, Virginia facility, Borrower engaged an environmental consulting firm to survey the property for any possible soil or groundwater contamination. This survey revealed impacts to both shallow soils and groundwater that may have resulted from the accidental loss of solvents by a former owner of the property. As a result, of the initial and subsequent surveys, remaining contamination treatment costs are estimated at $932,000. Borrower has capitalized these contamination treatment costs as an increase to property held for sale, net, since such costs will be incurred in preparation for the sale of the Earlysville, Virginia facility and will not result in a carrying value in excess of the estimated fair value less cost to sell. Costs incurred during the year ended January 31, 2010 totaled $153,000 and costs incurred during the year ended January 31, 2009 totaled $110,000.